June 25, 2007

William Blackmore

N28W30162 Red Hawk Court

Pewaukee, WI 53072

Re:	Retention Agreement

Dear Bill:

I am writing to confirm our discussions regarding your continued employment with Actuant Corporation (the “Company”). In particular, we agreed to the following:

1.

Effective on June 25, 2007 and through at least December 31, 2009 (the “Period”), the Company will continue to employ you at a level similar to that which follows the impending reorganization of the Company.

2.

Your base salary during this Period will be at least your current base salary of $375,000 annually. During this Period, your base salary may be subject to periodic adjustments consistent with salary adjustments generally conferred upon employees in similar roles with the Company. In no event will your base salary be reduced during this Period.

3.

During this Period, the Target Bonus for which you are eligible will continue to be 55% of your base salary. The Target Bonus percentage will not be reduced and the threshold and maximum pay-out percentages will be consistent with those established for similarly-positioned executives of the Company during this Period.

4.	During this Period, the Company will not require you to relocate more than fifteen (15) miles from your current place of employment.
5.	During this Period, the Company will not reduce materially your job duties or responsibilities.
6.	During this Period, you will continue to report to Robert Arzbaecher (or his successor) or as otherwise directed by the Board of Directors after the impending reorganization of the Company.
7.

During this Period, you will continue to participate in the Company’s Long Term Incentive Program and in other Company benefit programs for which other employees of the Company are eligible at a level consistent with that established for similarly-positioned executives of the Company.

8.

During this Period and for the entire time you are employed by the Company, you and the Company will continue to be bound by the terms of the Company’s policies and the current agreements between you and the Company including, but not limited to, the Code of Conduct, the Confidentiality Agreement, the Change of Control Agreement and the Executive Stock Option Plan Agreement. If your employment with the Company terminates within the six months prior to a Change in Control either because the Company terminates your employment without Cause or you terminate your employment for Good Reason, you will be entitled to the payments and benefits set out in Sections 2(c) and 3 of your Change in Control Agreement dated as of July 1, 2004.

W. Blackmore Retention Agreement

9.

If you elect to leave the Company’s employment before December 31, 2009 other than for “Good Reason,” or if the Company terminates you for Cause, you will not be entitled to any further compensation beyond your base salary through your last day of employment.

10.

If, however, during this Period you resign for Good Reason or are terminated by the Company without Cause and provided that you sign a general release of all claims against the Company or its affiliates in a form satisfactory to the Company, you will be entitled to receive the base salary and associated medical and Leadership Team benefits for one year from the termination or resignation, or your base salary and associated benefits through December 31, 2009, whichever period is longer. Given that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, the Company will delay any payments to you under this paragraph for six months from the date of your termination of employment to the minimum extent necessary to avoid the 20% penalty tax under Section 409A.

11.

The vesting of all options previously granted to you will be accelerated on the termination of your employment by the Company without Cause or your termination of employment for Good Reason, to the extent they would otherwise vest if you remained employed by the Company until December 31, 2009. In addition, the options will remain exercisable until December 31, 2010.

12.

For the purposes of our agreement, Cause means any of the following: (i) Conviction of a felony which has adversely affected the Company’s reputation; (ii) Material misappropriation of the Company’s funds, property or opportunities; or (iii) Material breach of any of the provisions of this Agreement after having been provided by written notice a reasonable opportuanity (not less than 15 days) to cure such a breach.

13.

For the purposes of this Agreement, Good Reason means any of the following: (i) the Company’s material breach of its obligations under this Agreement, or (ii) a material reduction in your authority, position, duties or responsibilities as of the Effective Date, but in each case only if such Good Reason has not been corrected or cured by the Company within six (6) months after receipt by the Company of written notice thereof, which notice will be given by you to the Company within 60 days of the initial existence of the condition.

14.

This Agreement has been approved by the Compensation Committee of the Board of Directors of the Company, and your options are hereby amended by this agreement to include the provisions of paragraph 11 hereof.

Sincerely,

Robert Arzbaecher
CEO, President and Chariman

As Agreed:

William Blackmore                                                                              Date